Exhibit 10.1

EXECUTION COPY

USD 250,000,000

SENIOR REVOLVING CREDIT FACILITY AGREEMENT

dated 23 December 2011

for

Logitech Group

arranged by

Credit Suisse AG

with

Credit Suisse AG

acting as Agent

and the

LENDERS

32.	Calculations and certificates	86
33.	Partial invalidity	86
34.	Remedies and waivers	87
35.	Amendments and waivers	87
36.	Confidentiality	88
37.	Counterparts	92
38.	Governing law	93
39.	Enforcement	93

SCHEDULES

THIS AGREEMENT is dated 23 December 2011 and made between:

(1)	Logitech International SA, Rue du Sablon 2-4, 1110 Morges (CH-550-1007197-4) (the “Company”);

(2)	THE ENTITIES listed in Part I of Schedule 1 as original borrowers (together with the Company the “Original Borrowers”);

(3)	THE ENTITIES listed in Part I of Schedule 1 as original guarantors (together with the Company the “Original Guarantors”);

(4)	Credit Suisse AG, Paradeplatz 8, 8001 Zurich as mandated lead arranger (the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

(6)	Credit Suisse AG, Paradeplatz 8, 8001 Zurich as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceding Lender” has the meaning given to it in Clause 2.1 (The Facility).

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Acquisition Transaction” means any merger, Joint Venture or other acquisition.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Commitment Letter” means a document substantially in the form set out in Schedule 12 (Form of Additional Commitment Letter).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Adjusted Equity Ratio” means	Equity – goodwill
Total Assets – goodwill

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Zurich foreign exchange market at or about 11:00 a.m. Zurich time on a particular day.

“Agreement” means this agreement with all its Schedules, annexes and exhibits.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date 1 Month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means USD.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is 3 Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Zurich, Switzerland and which is:

(a)	with respect to a EURIBOR fixing or a payment in or purchase or sale of EUR, also a TARGET Day; or

(b)	with respect to a LIBOR fixing or a payment in or a purchase or sale of an Optional Currency (excluding EUR) or the Base Currency, also a day on which banks are open for general business in London and in the principal financial centre of the country of that currency.

“CHF” means Swiss francs, the lawful currency of Switzerland.

“Commitment” means in relation to each Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part III of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement, and the amount for which an additional obligation to lend under this Agreement has been entered into under the Increase Feature, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Transaction Description” means the document dated September 2011 in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form as set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Default” means an Event of Default or any event or circumstance specified in 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the lapse of time, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBIT” means earnings before interest and taxes based on the consolidated accounts of the Group according to GAAP, whereby in the calculation of EBIT losses and profits from discontinued operations shall be disregarded.

“EBITDA” means earnings before interest, tax, depreciation and amortisation based on the consolidated accounts of the Group according to GAAP, whereby in the calculation of EBITDA losses and profits from discontinued operations shall be disregarded.

“Equity” means shareholders’ equity per the balance sheet (including minority interests).

“EUR” means euro, the lawful currency of the European Monetary Union.

“EURIBOR” means, in relation to any Loan in EUR,

(a)	the applicable Screen Rate; or

(b)	(subject to sub-paragraph (c) below, if no Screen Rate is available for the currency or the relevant Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market; or

(c)	(if no Screen Rate is available for an Interest Period of that Loan which is not a period of full Months according to Clause 10.1 (Selection of Interest Periods)) the rate determined by the Agent for such Interest Period by interpolation between the next shorter and the next longer period for which a Screen Rate is available, provided that if no such interpolation is possible for an Interest Period shorter than 1 month, then the EURIBOR for 1 month shall be applicable to such Interest Period, as of the Specified Time on the Quotation Day for the offering of deposits in EUR and for a period comparable to the relevant Interest Period.

For the avoidance of doubt, for the purpose of the calculation of interest under or in connection with this Agreement EURIBOR shall in no case be lower than 0.00 per cent. per annum.

“Existing Lender” has the meaning given to it in Clause 2.1 (The Facility) and in Clause 24.1 (Transfers by the Lenders).

“Extended Termination Date” is, subject to the Extension Option, the date 24 Months after the First Termination Date.

“Extension Option” means the option to extend the Termination Date in accordance with Clause 7.3 (Extension of Facility) until the Extended Termination Date, provided that no Event of Default has occurred or is continuing.

“External Basket” means an existing and/or future Financial Indebtedness (other than a Financial Indebtedness under the Finance Documents) up to and not exceeding an aggregate maximum amount of USD 200,000,000 for the Group.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Extension Notice” means the notice in the form of Schedule 13 (Facility Extension Notice) as defined in Clause 7.3 (Extension of Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Utilisation Request, any Compliance Certificate, any Fee Letter, any Transfer Certificate, any Accession Letter, any Resignation Letter, any amendment, restatement or waiver relating to any of these documents (including any waiver granted by the Agent in the name and on behalf of the Lenders) and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	(without doublecounting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above,

it being understood that the amount of any accounts payable or extended trade credit in the ordinary course of business or the amount of any equipment or other lease not treated as a finance or capital lease according to GAAP and the amount of any financial obligations for leased real property shall not be considered as falling under the definition of “Financial Indebtedness”.

“First Termination Date” means 31 October 2016.

“GAAP” means (i) for the consolidated accounts of the Group, US GAAP, and (ii) for the statutory accounts of an Obligor, the statutory accounting principles according to the Swiss Code of Obligations for a Swiss Obligor and the generally accepted accounting principles according to its jurisdiction of incorporation with respect to any other member of the Group.

“GBP” means Pound Sterling, the lawful currency of the United Kingdom.

“Group” means the Company and all its consolidated Subsidiaries from time to time.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Guidelines” means, together, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.123 in relation to inter bank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2007) of 7 February 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007) and the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which the first mentioned company or corporation is a Subsidiary.

“Increase Feature” has the meaning given to it in Clause 2.1 (The Facility).

“Intellectual Property” means any patent, trademark, copyright, confidential information, know-how or other intellectual property owned or controlled by the Group or an Affiliate of the Group relating to the Group’s products.

“Interest Cover Ratio” means EBIT divided by Net Interest Expense.

“Interest Expense” means all consolidated interest and other financing charges incurred by the Group in accordance with GAAP.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

“Joint Venture” means any joint venture entity, partnership or similar person, the ownership of or other interest in which does not require any member of the Group to consolidate the results of such person with their own as a Subsidiary.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders); and

(c)	any Acceding Lender,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Accession Letter” means a document substantially in the form set out in Schedule 11 (Form of Lender Accession Letter).

“LIBOR” means, in relation to any Loan other than in EUR,

(a)	the applicable Screen Rate; or

(b)	(subject to sub-paragraph (c) below, if no Screen Rate is available for the currency or the relevant Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market; or

(c)	(if no Screen Rate is available for an Interest Period of that Loan which is not a period of full Months according to Clause 10.1 (Selection of Interest Periods)) the rate determined by the Agent for such Interest Period by interpolation between the next shorter and the next longer period for which a Screen Rate is available, provided that if no such interpolation is possible for an Interest Period shorter than 1 month, then the relevant LIBOR for 1 month shall be applicable to such Interest Period, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the relevant Interest Period.

For the avoidance of doubt, for the purpose of the calculation of interest under or in connection with this Agreement LIBOR shall in no case be lower than 0.00 per cent. per annum.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)

until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Management” means the CFO and the treasurer of the Company together, or either of them together with any other person of the Company having signing authority.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means the margin as set out in Clause 9.2 (Determination of Margin).

“Material Adverse Effect” means an event or a series of events which, in the reasonable opinion of the Agent (acting on instruction of the Majority Lenders) has or is expected to have a material adverse effect on the ability of an Obligor to perform its obligations under the Finance Documents or any of them.

“Material Subsidiary” means

(a)	each Obligor other than the Company; and

(b)	each current or future Subsidiary of the Company, whose EBITDA represents 10 per cent. or more of the EBITDA of the Group, based on the most recent consolidated financial statements; and

(c)	as long as the Subsidiaries referred to in paragraph (b) above represent, in aggregate, less than 80 per cent. of the EBITDA of the Group, each Subsidiary of the Company as necessary to meet this threshold of 80 per cent., it being understood that for the purpose of the calculation of the threshold such Subsidiaries are included in decreasing order of the level of their EBITDA.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Net Interest Expense” means Interest Expense less all interest and other recurring financing charges received by the Group in accordance with GAAP.

“Net Senior Debt” means Total Senior Debt minus the aggregate amount of all cash and cash equivalents.

“Net Senior Debt Ratio” means Net Senior Debt divided by EBITDA.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended on 31 March 2011; and

(b)	in relation to each Original Obligor, its audited financial statements for its financial year ended on 31 March 2011.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Other Withholding Tax” means any Taxes levied by a jurisdiction other than Switzerland that are substantially similar to the Swiss Withholding Tax.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the EUR as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means the entering in or execution of an Acquisition Transaction by any member of the Group which, based on a pro-forma business plan (including the target of the Acquisition Transaction), is not (and will on a look-forward basis not be) in conflict with the financial covenants pursuant to Clause 21 (Financial covenants).

“Permitted Non-Qualifying Bank Creditors” means in aggregate and at any time up to 10 Lenders (within the meaning of the Guidelines) under the Facility which are not, in each case, Qualifying Bank Creditors, and Permitted Non-Qualifying Bank Creditor shall mean one of them.

“Qualifying Bank Creditor” means a person or entity (including any commercial bank or financial institution (irrespective of its jurisdiction of organisation)) acting on its own account which has a banking licence in force and effect issued in accordance with the banking laws in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, and which, in both cases, effectively exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making all in accordance and as defined in the Guidelines or in the legislation and explanatory notes addressing the same issues which are in force at such time.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is EUR) 2 TARGET Days before the first day of that period; or

(b)	(for any other currency) 2 Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal office of Credit Suisse AG, Banque Cantonal Vaudoise and Citibank N.A., London Branch or any other bank appointed by the Agent, acting on instructions of the Majority Lenders (unless in case of an appointment pursuant to Clause 26.15 (Reference Banks)), in consultation with the Company, each of these banks separately a Reference Bank.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means in relation to EUR, the European interbank market and, in relation to any other currency, the London interbank market.

“Repeating Representation” means each of the representations set out in Clause 19 (Representations) except for the representations and warranties set out in Clause 19.7 (Deduction of Tax), Clause 19.8 (No filing or stamp taxes) and Clause 19.10 (No misleading information).

“Representation” means each of the representations set out in Clause 19 (Representations).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

“Sanctioned Activity” means any business activity that is subject to sanctions, restrictions or embargoes imposed by the United Nations (“UN”), the European Union (“EU”), the State Secretariat for Economic Affairs (“SECO”) of Switzerland, the Department of Public International Law (“DPIL”) of Switzerland, the U.S.’ Office of Foreign Asset Control (“OFAC”), HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Hong Kong Monetary Authority (“HKMA”), the Monetary Authority of Singapore (“MAS”) and/or any other body notified in writing by the Agent (acting on behalf of any Lender) to the Borrower from time to time. This includes, in particular (but without limitation) business activities involving persons or entities named on any sanctions lists issued by any of the aforementioned bodies.

“Sanctioned Country” means

(a)	Libya, Cuba, Sudan, Iran, Myanmar (formerly Burma), Syria or North Korea; and/or

(b)	any other country that is subject to economic and/or trade sanctions as notified in writing by the Agent (acting on behalf of any Lender) to the Borrower from time to time.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien, land charge, assignment or transfer for security purposes, retention of title arrangement, guarantee, suretyship or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 14 (Timetables).

“Subsidiary” of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation; or

(b)	more than half the issued (share) capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swiss Issuance Stamp Duty” means the Tax levied pursuant to the Swiss Federal Act on stamp duties (Bundesgesetz über die Stempelabgabe vom 27. Juni 1973, SR 641.10) as amended from time to time.

“Swiss Tax Hundred Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (or deemed creditors) (including the Lenders), other than Qualifying Bank Creditors, of a Borrower under all outstanding debts, facilities and/or private placements made or deemed to be made by a Borrower (including debt arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010) but not including loan relationships under the Facility that already qualify for Swiss Withholding Tax purposes as debenture as per the Swiss Tax Ten Non-Qualifying Bank Creditor Rule or the Swiss Tax Twenty Non-Qualifying Bank Creditor Rule), must not at any time exceed one hundred (100), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Tax Non-Bank Rules” means the Swiss Tax Ten Non-Qualifying Bank Creditor Rule, the Swiss Tax Twenty Non-Qualifying Bank Creditor Rule and the Swiss Tax Hundred Non-Qualifying Bank Creditor Rule.

“Swiss Tax Ten Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (or deemed creditors) of any Borrower under the Facility which are not Qualifying Bank Creditors must not exceed 10, all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Tax Twenty Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (or deemed creditors) (including the Lenders), other than Qualifying Bank Creditors, of a Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the Guidelines), such as (intragroup) loans (if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of June 18, 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), facilities and/or private placements (including under the Finance Documents) made or deemed to be made by a Borrower must not at any time exceed 20, all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.

“TARGET2” stands for “Trans-European Automated Real-time Gross Settlement Express Transfer” payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in EUR.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against relief or remission for, or repayment or refund of, any Tax.

“Tax Deduction” means a deduction or withholding for, or on account of, Tax from a payment under a Finance Document.

“Tax Exempt Lender” means a Lender which can benefit from a rule that results in all interest payments from the Obligor being subject to no Swiss Withholding Tax or Other Withholding Tax pursuant to an international treaty or domestic law.

“Termination Date” is the First Termination Date or the Extended Termination Date, as the case may be.

“Total Assets” means, at any time, the aggregate amount of the Group’s consolidated fixed and current assets (including prepaid expenses but excluding intra-group items in each case), determined in each case by reference to the most recent consolidated financial statements for the Group delivered pursuant to Clause 20.1 (Financial statements).

“Total Commitments” means the aggregate of the Commitments, being USD 250,000,000 at the date of this Agreement.

“Total Senior Debt” means the consolidated senior financial indebtedness (including interest accrued thereon) of the Group determined based on the Group’s consolidated accounts.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” means US dollar, the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax and any tax similar or equivalent to value added tax and other taxes related to sales and the rendering of services, howsoever called.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law and/or an accounting standard is a reference to that provision of law and/or accounting standard as amended or re-enacted; and

(viii)	a time of day is a reference to Zurich time unless the context requires otherwise; and

(ix)	definitions in singular shall include the plural and vice versa, unless the context requires differently.

(b)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments. Provided that no Default has occurred and is continuing, the Company has the right to solicit from the existing Lenders (each of them an “Existing Lender”) or from third parties (each of such third party an “Acceding Lender”) additional commitments to lend under this Agreement with the objective to increase the Total Commitments up to but not exceeding an amount of USD 400,000,000. For the avoidance of doubt, no Existing Lender shall have any obligation to increase its Commitment. If and to the extent Existing Lenders and/or Acceding Lenders have effectively accepted additional commitments (the Acceding Lenders by a valid accession to the Finance Documents) and the increase fee pursuant to para. (a) of Clause 12.5 (Increase and extension fee) has been paid, the Total Commitments will be deemed increased accordingly, and the Agent shall herewith be instructed to amend Part III of Schedule 1 (The Parties) accordingly. A valid accession to the Finance Documents requires the completion and execution of a Lender Accession Letter, and a valid increase of a Commitment of an Existing Lender requires the completion and execution of an Additional Commitment Letter. Such solicitation of additional commitments and the subsequent increase of the Total Commitments shall be referred to herein as the “Increase Feature”. Such potential solicitation of additional commitments must be initiated by the Company by a written notice to the Agent which shall be received by the Agent not later than 90 calendar days prior to the Termination Date and it is hereby agreed that no Acceding Lender shall be accepted under this Agreement if, as a result of the accession, the Swiss Tax Non-Bank Rules would no longer be complied with.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several, and each Borrower and each Finance Party explicitly waives the joint and several liabilities (Solidarhaftung) provided for in article 544 of the Swiss Code of Obligations. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt. The Finance Parties do not form nor shall they be deemed to constitute a joint community of creditors (Gläubigergemeinschaft zur gesamten Hand) nor are they joint and several creditors (Solidargläubiger).

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards the financing of

(a)	working capital with respect to ongoing business operations of the Group;

(b)	general corporate purposes of the Group; and

(c)	acquisitions.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent, it being understood that the delivery of such documents and other evidence already constitutes a pre-condition for the signing by the Finance Parties of this Agreement. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Rollover Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Loan if:

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(b)	it is CHF, EUR or GBP or any other currency approved by all Lenders on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan, it being understood that a choice of CHF, EUR or GBP as an Optional Currency does not require a prior approval of the Lenders.

If the Agent has received a written request from a Borrower for a currency to be approved under paragraph (b) above, the Agent will confirm to the respective Borrower and the Company by the Specified Time:

(a)	whether or not the Lenders have granted their approval; and

(b)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b)	Any separate Loan denominated in the Base Currency made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivering to the Agent a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of USD 10,000,000 or, if more, an integral multiple of USD 500,000, or, if less, the Available Facility; or

(ii)	if the currency selected is an Optional Currency, its approximate equivalent of the amounts pursuant to para. (b)(i) of this Clause 5.3 in the selected Optional Currency, as stipulated by the Agent; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 7.2 (Cashless rollovers), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Utilisations in Optional Currencies and currency fluctuations

(a)	In case of any Loan being outstanding in an Optional Currency, the Agent will on the last Business Day of each calendar quarter (each a “First Valuation Date”) (i) calculate the amount of that Loan in the Base Currency based on the Agent’s Spot Rate of Exchange on that calendar day at 11:00 a.m. (Zurich time) and, on the basis thereof, (ii) determine the aggregate outstanding principal amount in the Base Currency of all Loans under the Facility (the “Aggregate Outstandings”).

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the Aggregate Outstandings exceed the Total Commitments as at the First Valuation Date by more than 5 per cent., the Agent shall again calculate the Aggregate Outstandings at the date being 10 Business Days after the First Valuation Date (the “Second Valuation Date”). If, as at the Second Valuation Date, the Aggregate Outstandings still exceed the Total Commitments by more than 5 per cent., the Agent shall promptly notify the Company and the Company shall procure that outstanding Loans in an amount equal to the difference between the Aggregate Outstandings and the Total Commitments as per the Second Valuation Date (the “Excess Amount”) be immediately prepaid.

6.4	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT AND EXTENSION OF FACILITY, CASHLESS ROLLOVERS

7.1	Repayment

Subject to Clause 7.2 (Cashless rollovers), each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period. Subject to the terms and conditions of this Agreement, any amount so repaid may be reborrowed in accordance with the terms and conditions of this Agreement. However, any and all amounts outstanding under this Agreement and any other Finance Document shall in any event be fully repaid on the Termination Date.

7.2	Cashless rollovers

Without prejudice to each Borrower’s obligation under Clause 7.1 (Repayment) above, if one or more Loans are to be made available to a Borrower:

(a)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(b)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(c)	in whole or in part for the purpose of refinancing the maturing Loan;

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that:

(a)	If the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(i)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(ii)	each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(b)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans;

(i)	the relevant Borrower will not be required to make any payment in cash; and

(ii)	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan, and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

7.3	Extension of Facility

(a)	Provided that no Event of Default is continuing the Company may on behalf of the Borrowers request once the extension of the First Termination Date for a further period of 24 Months to the Extended Termination Date by sending a notice to the Agent substantially in the form of Schedule 13 (Facility Extension Notice) (a “Facility Extension Notice”) requesting such extension. Any such Facility Extension Notice shall be delivered not later than 90 calendar days before the First Termination Date. A Facility Extension Notice shall not be regarded as having been duly completed unless it is duly signed by the Company and specifies the requested Extended Termination Date.

(b)	Upon receipt of such Facility Extension Notice, the Agent shall notify the Lenders immediately which, each individually and independently, shall, subject to the terms and conditions of this Clause 7.3, have full and unrestricted discretion in deciding whether to agree to an extension of the First Termination Date with respect to their Commitment on the terms set out in the Facility Extension Notice. Each Lender shall notify the Agent within 15 Business Days of receipt by the Agent of the Facility Extension Notice of its decision by returning the duly completed Annex I to the Facility Extension Notice. All Lenders must agree to the extension of the Facility from the First Termination Date to the Extended Termination Date. If not all Lenders agree to the extension, the Extension Option shall not have been validly exercised and the Facility will terminate as of the First Termination Date. If all Lenders agree to the extension, the extension shall, upon the payment of the extension fee pursuant to para. (b) of Clause 12.5 (Increase and extension fee), become effective and be valid and binding for all Lenders.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation;

(iii)	and the Majority Lenders so require within 30 Business Days from the notification of such change of control, the Agent shall, by not less than 5 Business Days notice to the Company, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable within 5 Business Days of receipt of the Agent’s notice, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become due and payable within 5 Business Days of receipt of the Agent’s notice.

(b)	For the purpose of paragraph (a) above “control” means the direct or indirect holding of more than 33 1/3 per cent. of the issued share capital and/or the voting rights of the Company.

(c)	For the purpose of paragraph (a) above “acting in concert” means any group of persons who coordinate their conduct by contract or by any other organised methods or means with a view to the acquisition (or sale) of shares in, or the exercise of voting rights related to such shares in, the Company or any of the Borrowers, in particular:

(i)	a legal relationship for the acquisition or sale of equity securities;

(ii)	a legal relationship regarding the exercise of voting rights (shareholders’ agreement); or

(iii)	the constitution by individuals and/or legal entities of a group of companies or other types of firms controlled through possession of the majority of voting rights or capital or in any other way.

8.3	Refinancing transactions

Except as otherwise agreed upon between all Lenders and the Borrowers, in case of consummation of a refinancing transaction, the Borrowers shall immediately prepay all Loans which have been made to them (and which are outstanding) and the Total Commitments shall be deemed cancelled upon consummation of such refinancing transaction.

8.4	Voluntary cancellation

During the Availability Period, the Company may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000, or, if more, an integral multiple of USD 1,000,000) of the Available Facility. Each Lender shall participate in such cancellation in proportion of its Commitment to the Total Commitments, and the Commitments shall be reduced accordingly.

8.5	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of USD 1,000,000 or, if more, an integral multiple of USD 500,000 or its approximate equivalent in an Optional Currency as stipulated by the Agent).

8.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under para. (c) of Clause 13.1 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 13.2 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

8.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall, unless it provides that it is conditional upon the consummation of refinancing of the Facility, be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement including, for the avoidance of doubt, prepayments according to Clause 6.3 (Utilisations in Optional Currencies and currency fluctuations), shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders rateably.

SECTION 5

COSTS OF UTILISATIONS

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in EUR, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Determination of Margin

(a)	The Margin shall be determined based on the ratio of Net Senior Debt divided by EBITDA and shall be as follows:

Net Senior Debt / EBITDA	Margin in % per annum
> 2.25 x < 2.75 x	2.75%
> 1.75 x < 2.25 x	2.10%
> 1.25 x < 1.75 x	1.60%
> 0.75 x < 1.25 x	1.25%
< 0.75 x	0.90%

(b)	The Margin shall be computed quarterly based on the audited consolidated annual financial statements and the unaudited consolidated quarterly financial statements of the Group covering the four quarters immediately preceding such reporting on a rolling basis, as well as the Compliance Certificate delivered to the Agent pursuant to Clause 20 (Information undertakings) (for the purpose of this Clause 11.2 together the “Information”). Until the adjustment based on the Information as of 31 March 2012, the Margin shall be equal to 1.00 per cent. per annum.

(c)	In the event that the Margin is to be adjusted pursuant to this Clause 9.2, the new Margin shall apply:

(i)	to any new Loan (including, for the avoidance of doubt, any Rollover Loan);

(ii)	in respect of a running Interest Period, to the period starting on the next calendar day immediately following an interest payment date pursuant to Clause 9.3 (Payment of interest), if any, until the last day of that Interest Period;

in each case after 10 calendar days after receipt of the Information by the Agent according to Clause 20 (Information undertakings).

9.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than 6 Months, on the dates falling at 3 monthly intervals after the first day of the respective Interest Period).

9.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.6	Minimum Interest

(a)	The rates of interest provided for in this Agreement, including, without limitation this Clause 9, are minimum interest rates.

(b)

When entering into this Agreement, the Borrowers and each Lender have assumed that the interest payable at the rates specified in this Agreement is not and will not be subject to any Tax Deduction. Nevertheless, if a Tax Deduction is required by law to be made by a Borrower in respect of any interest payable by it under a Loan and should it be unlawful for such Borrower to comply with Clause 13.1 (Tax gross-up) for any reason (where this would otherwise be required by the terms of that Clause taking into account the exclusions set out in para. (g) or (h) of Clause 13.1 (Tax gross-up)), and if the gross-up is effectively not paid, (A) the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment as provided for otherwise in this Clause 9 (Interest) in the absence of this Clause 9.6, divided by (ii) 1 minus the rate at which the relevant Tax Deduction is required to be made under Swiss domestic law and/or applicable double taxation treaties (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1), and (B) (i) the relevant Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with this Clause, (ii) the relevant Borrower shall make the Tax Deduction (within the time allowed and in the minimum amount required by law) on the interest so recalculated, and (iii) all references to a rate of interest under such Loan shall be construed accordingly.

(c)	To the extent that interest payable by a Borrower under this Agreement becomes subject to Swiss Withholding Tax or Other Withholding Tax, each relevant Lender and that Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for that Borrower to obtain authorisation to make interest payments without them being subject to Swiss Withholding Tax or Other Withholding Tax or to reduce the applicable withholding tax rate.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of 1 to 12 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Zurich on the Quotation Day for the relevant Interest Period, the Agent receives notifications from Lenders (whose aggregate participations in a Loan exceed 30 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 10 Business Days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within 3 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 40 per cent. of the applicable Margin per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of 3 Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Structuring fee

The Company shall pay to the Arranger (for its own account) a structuring fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Participation fee

The Company shall pay to the Arranger (for the account of the Lenders as determined by the Arranger) a participation fee in accordance with a separate Fee Letter.

12.5	Increase and extension fee

(a)	The Company shall pay to the Agent (for the account of the Lenders as determined by the Agent) an increase fee as determined promptly by the Agent (after consultation with the Lenders) and notified to the Company by the Agent following receipt by the Agent of a written notice of the Company soliciting additional commitments pursuant to Clause 2.1 (The Facility). Such increase fee shall become payable within 5 Business Days following receipt by the Company of a notice of the Agent that the Existing Lenders and/or Acceding Lenders have effectively accepted additional commitments. In the event, the increase fee is not paid within that period of 5 Business Days, the solicitation of additional commitments and the corresponding obligation of the Company to pay the increase fee shall lapse and there will be no increase of the Total Commitments.

(b)	The Company shall pay to the Agent (for the account of the Lenders as determined by the Agent) an extension fee as determined promptly by the Agent (after consultation with the Lenders) and notified to the Company by the Agent following receipt by the Agent of the Facility Extension Notice. Such extension fee shall become payable within 5 Business Days following receipt by the Company of a notice of the Agent that all Lenders have agreed to the extension of the Facility from the First Termination Date to the Extended Termination Date. In the event, the extension fee is not paid within that period of 5 Business Days, the Facility Extension Notice and the corresponding obligation of the Company to pay the extension fee shall lapse and there will be no extension of the Facility.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it (including interest, principal, interest for late payment and default) without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party, it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority. To the extent that interest payable by an Obligor under this Agreement becomes subject to Tax Deductions, each relevant Finance Party and each Obligor shall cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for that Obligor to obtain authorisation to make interest payments without them being subject to Tax Deductions, or to make interest payments that are subject to the lowest legally possible Tax Deductions.

(f)	In the event a Tax Deduction is refunded fully or partially to the Finance Party by the relevant tax authority, the relevant Finance Party shall forward, after deduction of costs, such an amount to the Obligor which will leave it (after that payment) in the same after-tax position as it would have been if the Tax Deduction had not been required to be made by the relevant Obligor, further provided that the relevant Obligor has fully complied with its obligations under this Clause 13.1.

(g)	An Obligor is not required to make an increased payment to a Finance Party under paragraph (c) above or to make an increased interest payment in accordance with Clause 9.6 (Minimum Interest) (but only to such Finance Party) if on the date on which the payment falls due the payment could have been made to the relevant Finance Party without a Tax Deduction if the relevant Finance Party had not breached its obligations pursuant to Clause 24.1 (Transfers by the Lenders) or had not acquired any rights pursuant to Clause 24.1 (Transfers by the Lenders) against the relevant Obligor from a Finance Party that had breached its obligations pursuant to Clause 24.1 (Transfers by the Lenders).

(h)	An Obligor is not required to make an increased payment to a Finance Party under this Clause 13.1 for a Tax Deduction in respect of Tax imposed from a payment of interest on a Loan, if on the date on which the payment falls due the payment could have been paid to the relevant Finance Party without a Tax Deduction if it were a Tax Exempt Lender or a Qualifying Bank Creditor but on that date that Finance Party is not or has ceased to be a Tax Exempt Lender or a Qualifying Bank Creditor as a result of any reason attributable to that Finance Party (such as the revocation of a license) but not as a result of any change after the date it became a Finance Party under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or concession of any relevant taxing authority.

13.2	Tax indemnity

The Company shall (within 3 Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

The paragraph above shall not apply:

(a)	with respect to any loss, liability or costs that will be or has been (directly or indirectly) suffered for or on account of Tax by a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost that will be or has been directly or indirectly suffered for or on an amount of Tax:

(i)	is or will be compensated for by an increased payment under Clause 13.1 (Tax gross-up) or by a recalculation of interest pursuant to Clause 9.6 (Minimum Interest); or

(ii)	would have been compensated for by an increased payment under Clause 13.1 (Tax gross-up) or by a recalculation of interest pursuant to Clause 9.6 (Minimum Interest) but was not or will not be so compensated solely because one of the exclusions of para. (g) or (h) of Clause 13.1 (Tax gross-up) applied or will apply.

A Finance Party making, or intending to make a claim under the first paragraph above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

A Finance Party shall, on receiving a payment from an Obligor under this Clause 13.2, notify the Agent.

13.3	Tax Credit

(a)	If an Obligor makes a tax payment pursuant to Clause 9.6 (Minimum Interest), Clause 13.1 (Tax gross-up) or Clause 13.2 (Tax indemnity) and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that tax payment forms part, or to that tax payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after Tax position as it would have been in had the tax payment not been required to be made by the Obligor.

(b)	If any Finance Party makes any payment to an Obligor pursuant to paragraph (a) above and such Finance Party subsequently determines that such Tax Credit in respect of which such payment was made was not available, has been withdrawn or that it was unable to use such Tax Credit in full, the Obligor shall reimburse such Finance Party such amount as such Finance Party determines, in its reasonable discretion, is necessary to place it in the same after Tax position as it would have been in if such Tax Credit had been obtained, fully used and retained by such Finance Party, but in no circumstances shall the amount required to be paid by an Obligor pursuant to this paragraph exceed the amount paid to the Obligor by the Finance Party pursuant to paragraph (a) above.

13.4	Confirmation of Original Lenders

Each Original Lender herewith represents that it is a Qualifying Bank Creditor as of the date of this Agreement.

13.5	Stamp duties

The Company shall pay and forthwith on demand indemnify each Finance Party against any cost, loss, or liability that a Finance Party incurs in relation to all stamp duty, registration and other similar Taxes which are or become payable in connection with the entry into, performance or enforcement of any Finance Document.

13.6	Value Added Tax

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party, (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within 3 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation that enters into legal effect after the date of this Agreement (including Basel III), it being understood, however, that no claims for Increased Costs may be made by any Finance Party based on Basel II (with the exception of any amendments to Basel II in relation to Basel III).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor and compensated for by Clause 13.1 (Tax gross-up) or by Clause 9.6 (Minimum Interest) (or would have been compensated for under Clause 13.1 (Tax gross-up) but was not so compensated solely because the exclusion in para. (g) or (h) of Clause 13.1 (Tax gross-up) applied);

(b)	compensated for by Clause 13.2 (Tax indemnity) (or would have been compensated for under Clause 13.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.2 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful or grossly negligent breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 3 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within 3 Business Days of demand, indemnify each Finance Party against any cost, loss, damage or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss, damage or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so likely would be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including but not limited to legal fees, accountant fees and notary fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement, the Finance Documents and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Company shall, within 5 Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred and documented by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within 3 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower (other than itself) of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on first demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Nature of guarantee and indemnity of Guarantor

Each Guarantor herewith acknowledges that it guarantees and indemnifies under this Agreement strictly in accordance with art. 111 of the Swiss Code of Obligations and the terms and conditions of this Agreement on first demand by the Agent (acting on behalf and for the account of the Finance Parties) as a primary, independent obligor and not as a surety (Bürge).

18.3	Continuing guarantee

This guarantee is a continuing guarantee, i.e. is entered into for an undefined term, and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. It shall expire upon a declaration of release by the Agent (acting upon instructions of all Finance Parties).

18.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.5	Waiver of defences

The obligations of each Guarantor under this Clause 18 are independent from the validity or enforceability of the obligations of each Borrower and will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantors’ rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

(b)	In particular, until any and all obligations to the Finance Parties (or any of them) under or in connection with the Finance Documents have irrevocably been paid or discharged in full, no Guarantor shall exercise any right of recourse (Rückgriffsrecht) it may have against any other Obligor by reason of performance by it under this guarantee for the benefit of that other Obligor, nor shall a Guarantor set off any claim under such right of recourse against any debt it may have vis-à-vis such other Obligor, or assign or pledge such right of recourse in full or in part. Each other Obligor herewith undertakes neither to make any payment to a Guarantor with respect to any such right of recourse nor to set off any claim such other Obligor may have against a Guarantor against any claim a Guarantor may have under a right of recourse against such other Obligor.

(c)	Each Guarantor herewith assigns any and all claims it may have under such right of recourse against any other Obligor to the Agent for security purposes (Sicherungszession) effective as of the date of adjudication of bankruptcy, the grant of a moratorium, the entry into any kind of composition arrangements with creditors or as of the date of resolution of liquidation of such other Obligor.

(d)	Any amount received or recovered by a Guarantor in violation of this Clause 18.8 shall immediately be notified by that Guarantor to the Agent and, upon the Agent’s request, paid forthwith to the Agent for application to any outstanding amount of the Finance Parties under or in connection with the Finance Documents.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor, except as otherwise provided for hereinafter, makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement and, by reference to the facts and circumstances then existing (except for the representations and warranties set out in Clause 19.7 (Deduction of Tax), Clause 19.8 (No filing or stamp taxes) and Clause 19.10 (No misleading information) which shall only be made as of the date of this Agreement and on the date of the initial Utilisation Request), on the date of each Utilisation Request, on the first day of each Interest Period, on the date of each request to the Agent in accordance with Clause 7.3 (Extension of Facility), and, in the case of an Additional Obligor, the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or,

(c)	to the best of its knowledge, any material agreement or instrument binding upon it or any of its Material Subsidiaries.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of Swiss law stipulated in the Finance Documents to which it is a party as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in the jurisdiction of the courts of Zurich stipulated in the Finance Documents to which it is a party in relation to such Finance Documents will be recognised and enforced in its jurisdiction of incorporation, subject to compliance with applicable treaties and general principles of due process.

19.7	Deduction of Tax

It is not required to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

19.10	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of the Confidential Transaction Description was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Confidential Transaction Description have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Until and as of the date of the authorisation by the Company of the Confidential Transaction Description dated 16 September 2011, nothing has occurred or been omitted from the Confidential Transaction Description and no information has been given or withheld that results in the information contained in the Confidential Transaction Description being untrue or misleading in any material respect.

19.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements and, to the best of the Company’s knowledge, the financial statements of each member of the Group, fairly and truly represent its or the relevant member of the Group’s financial condition and operations (consolidated in the case of the Company) as at the end and during the relevant financial year.

(c)	Between the date of the Original Financial Statement and the date of this Agreement there has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) which would have a Material Adverse Effect.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or other proceedings of or before any court, arbitral body or authority involving a member of the Group, which the Company reasonably expects to have a Material Adverse Effect have been started or threatened in writing, it being understood that in case of civil actions, only litigations with a sum in dispute exceeding USD 10,000,000 (or its equivalent in another currency) shall be considered.

19.14	Licenses, permits and compliance with law

To the best of the Company’s knowledge, all authorisations and licenses (including, for the avoidance of doubt, all regulatory consents and approvals) required and material for the operation of the business of the Group as it is being conducted have been obtained by the relevant member of the Group and each member of the Group is in compliance with and maintains all applicable laws and regulations material for the operation of the business of the Group.

19.15	No security interests

As from the first Utilisation, no Security exists over all or any of the present or future revenues or assets of any member of the Group save for Securities permitted pursuant to para. (c) of Clause 22.5 (Negative pledge).

19.16	Environmental Laws

Each member of the Group has complied with all environmental laws to which it is subject in all material respects, has obtained and complied with all environmental licences required and material in connection with the operation of the business of the Group and, to the best of the Company’s knowledge, no property currently owned, leased, occupied or controlled by it is contaminated with any hazardous substance and, no property previously owned, leased, occupied or controlled by it is contaminated with any hazardous substance which contamination, in either case, would have a Material Adverse Effect.

19.17	No use relating to a Sanctioned Country or Sanctioned Activity

None of the Obligors or any of their Affiliates use any proceeds from a Loan for business activities relating to a Sanctioned Country or a Sanctioned Activity.

19.18	Insurance coverage

Each Obligor and each Material Subsidiary maintains with reputable insurers such insurances a company in the same position or business as the relevant Obligor or Material Subsidiary would maintain.

19.19	Intra-group loans and dividend payments

Intra-group loans or dividend payments in favour of the Company are in no way restricted except for restrictions, if any, provided for by mandatory provisions of, e.g., applicable corporate or tax law.

19.20	Compliance with Finance Documents

Each Obligor is in compliance with the Finance Documents to which it is a party and, in particular, with all its covenants and undertakings under this Agreement.

19.21	Winding-up, liquidation, dissolution, bankruptcy or restructuring

To the best of the Company’s knowledge, no resolution, procedure or application for winding-up, liquidation, dissolution, bankruptcy, restructuring (or equivalent proceedings under applicable foreign law) other than Group internal restructurings (with the exception of Group internal restructurings of any Obligor or any Material Subsidiary which require the consent of the Lenders) exists or is threatened that could result in such winding-up, liquidation, dissolution, bankruptcy, reorganization of a member of the Group.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

From the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 45 days following each 31 March, 30 June, 30 September and 31 December and for the first time as per 31 December 2011 the Group’s consolidated balance sheet, profit and loss statement and cash flow statement.

(b)	as soon as the same become available, but in any event within 45 days following each 31 March and 30 September and for the first time as per 31 March 2012 an update on the external bank debt situation (External Basket) according to Clause 22.15 (Limitation on additional Financial Indebtedness), showing the limits made available outside the Facility as well as the amounts utilized.

(c)	as soon as the same become available, but in any event within 120 days following the end of each financial year and for the first time as per 31 March 2012:

(i)	the Group’s consolidated balance sheet, profit and loss statement and cash flow statement as well as the auditors’ report of the Group compliant with the legal requirements; and

(ii)	the balance sheet, profit and loss statement and cash flow statement as well as the auditors’ report compliant with the legal requirements of each of the Obligors.

(d)	as soon as the same becomes available, but in any event not later than 15 May of each year and for the first time as per 15 May 2012 the budget of the Group for the following financial year (key performance drivers) including information on the business strategy.

20.2	Compliance Certificate

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to para. (a) or (c) of Clause 20.1 (Financial statements), a Compliance Certificate signed by Management setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up and certifying that all financial covenants and terms of this Agreement have been complied with as at the testing date and no Default has occurred or is continuing.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by the Management or a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP.

(c)	The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its Management or, upon reasonable request by the Agent, its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	any ad-hoc information provided by the Company or the Group to the SIX Swiss Exchange;

(c)	together with each set of financial statements delivered pursuant to para. (a) or (c) of Clause 20.1 (Financial statements), a list containing all members of the Group falling under the definition of “Material Subsidiary” pursuant to Clause 1.1 (Definitions);

(d)	in case of a Permitted Acquisition exceeding an amount of USD 50,000,000, a pro-forma business plan as provided for in Clause 22.7 (Merger, joint venture and further acquisitions);

(e)	promptly upon becoming aware of them, the details of any litigation, arbitration, debt collection proceedings or administrative proceedings which are current, threatened or pending against any member of the Group, and which the Company reasonably expects to have a Material Adverse Effect; and

(f)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.5	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both, the Company and the Agent, are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event, the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

20.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status or the shareholder structure of an Obligor after the date of this Agreement; or

(iii)	a proposed transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such transfer, or the accession of an Acceding Lender to the Finance Documents pursuant to the Increase Feature, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such

Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	FINANCIAL COVENANTS

21.1	Covenants

From the date of this Agreement and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the following ratios tested on the consolidated financial data of the Group must be complied with at all times:

(a)	Net Senior Debt Ratio:

Starting on 31 December 2011, the Net Senior Debt Ratio shall amount to a maximum of 2.75 x.

(b)	Interest Cover Ratio:

Starting on 31 December 2011, the Interest Cover Ratio shall amount to a minimum of 5.00 x.

(c)	Adjusted Equity Ratio:

Starting on 31 December 2011, the Adjusted Equity Ratio shall amount to a minimum of 35.0 per cent.

21.2	Test of covenants

(a)	The ratios in Clause 21.1 (Covenants) shall be tested quarterly on a rolling basis based on the audited consolidated annual financial statements of the Group prepared as per 31 March and based on the unaudited consolidated quarterly financial statements of the Group prepared as per 30 June, 30 September and 31 December of each financial year. The test shall be made on the basis of the consolidated financial statements of the Group covering the most recent four financial quarters pursuant to para. (c) of Clause 20.1 (Financial statements). The tests shall be made as soon as the relevant financial statements are available pursuant to para. (a) of Clause 20.1 (Financial statements). The first test shall be made on the basis of the quarterly financial statements as per 31 December 2011.

(b)	If there is a mandatory change in GAAP after the date of this Agreement and based on such change any member of the Group is required to adjust its accounting standards so that the ratios as calculated under this Agreement (the “Ratios”) based on such changed GAAP (the “Changed GAAP”) would be different from the Ratios based on the GAAP applicable as of the date of this Agreement (“Basis GAAP”) the Basis GAAP shall, subject to paragraph (d) below, remain applicable during the term of this Agreement for purposes of calculating the Ratios.

(c)	In case of such mandatory change in GAAP having the effect as described in paragraph (b) above, the Company shall notify the Agent of the change in GAAP and deliver to the Agent a duly signed statement of the Company’s auditors containing, in form and substance as may be reasonably requested by the Agent,

(i)	a description of the change in GAAP and a confirmation that such change applies generally for financial statements prepared in accordance with applicable GAAP;

(ii)	a description and explanation of all changes necessary for the financial statements to reflect the change in GAAP; and

(iii)	sufficient information to enable the Lenders to make an accurate comparison between the financials of the financial statements considering such change in GAAP and of the financial statements as per the same date prepared without considering the change in GAAP.

(d)	After a change in GAAP after the date of this Agreement as described in paragraph (b) above, the Lenders and the Company may negotiate in good faith any adjustments to the calculation and the relevant levels of the Ratios (for purposes of the determination of the Margin pursuant to Clause 9.2 (Determination of Margin) and the financial covenants pursuant to Clause 21.1 (Covenants)), provided that neither the Lenders nor the Company shall be obliged to consent to any change. If no agreement can be reached between the Lenders and the Company in this regard, the Ratios shall be calculated as described in paragraph (b) above.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon request of the Agent supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents, to operate the business of the Group and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall (and the Company shall procure that each member of the Group will) comply with all laws (including environmental laws) and regulations to which it may be subject and which are material for the operation of the business of the Group.

22.3	Insurance coverage

Each Obligor and each Material Subsidiary shall maintain with reputable insurers such insurances a company in the same position or business as the relevant Obligor or Material Subsidiary would maintain.

22.4	No use relating to a Sanctioned Country or Sanctioned Activity

No Obligor shall (and the Company shall procure that no other member of the Group will) use a Loan or any proceeds from a Loan (whether directly or indirectly) for business activities relating to a Sanctioned Country or a Sanctioned Activity.

22.5	Negative pledge

In this Clause 22.5, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security or Quasi-Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within 6 months of the date of acquisition of such asset;

(vi)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within 6 months of that company becoming a member of the Group;

(vii)	any Security or Quasi-Security entered into pursuant to any Finance Document;

(viii)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group; or

(ix)	any Security or Quasi-Security securing the Financial Indebtedness under the External Basket up to an aggregate amount of USD 50,000,000 (or its equivalent in another currency or currencies) it being understood that any Security or Quasi-Security listed in Schedule 9 (Existing Security) securing Financial Indebtedness under the External Basket will be included in the calculation of the threshold pursuant to this sub-section (ix).

22.6	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of assets if the net proceeds from such sale, lease, transfer or other disposal are reinvested for the purchase of equivalent assets within 6 Months after receipt of such proceeds;

(iv)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed USD 50,000,000 (or its equivalent in another currency or currencies) in any financial year.

22.7	Merger, joint venture and further acquisitions

No Obligor shall (and the Company shall procure that no other member of the Group will) enter into any amalgamation, demerger (Spaltung), transformation (Umwandlung), merger, Joint Venture or corporate reconstruction or make an acquisition or any other participation with or in respect of any party except for

(a)	Group internal restructurings provided that such Group internal restructurings do

(i)	not constitute, include or result in (A) a transfer of rights and/or obligations of an Obligor under the Finance Documents or (B) a transfer or disposal of assets by an Obligor (other than as permitted under Clause 22.6 (Disposals)), neither in form of a transfer of assets (Vermögensübertragung) pursuant to art. 69 et seq. Swiss Merger Law nor otherwise; and

(ii)	not impair any Security granted to the Lenders under this Agreement;

(b)	restructurings prescribed by law; and

(c)	Permitted Acquisitions;

provided that,

(a)	in any event, the Company delivers to the Agent an updated Group chart reflecting the changes in the legal structure of the Group; and

(b)	in the case of Permitted Acquisitions according to paragraph (c) above, the Company delivers to the Agent all reasonably relevant information with regard to such Permitted Acquisition including, in the case of Permitted Acquisitions exceeding an amount of USD 50,000,000, a pro forma business plan (including the target of the Acquisition Transaction) covering the time period between the completion of the Permitted Acquisition and the Termination Date evidencing that the planned transaction is not (and will on a look forward basis not be) in conflict with the financial covenants pursuant to Clause 21 (Financial covenants) and such further information as is reasonably requested by the Agent (for itself or on behalf of any Lender).

22.8	Change of business

Neither the Company nor any Obligor shall (and the Company shall procure that no Material Subsidiary will) make a material change to the general nature and scope of its business from that carried on at the date of this Agreement, other than in connection with Group internal restructurings that comply with para. (a) of Clause 22.7 (Merger, joint venture and further acquisitions).

22.9	Maintenance of assets

Each Obligor shall (and the Company shall procure that each other member of the Group will) maintain all of its assets that are necessary and material for the conduct of the business in a condition being as good as they are at the date of this Agreement, ordinary wear and tear excepted.

22.10	Pari Passu Ranking

Each Obligor shall ensure that all its financial obligations vis-à-vis a Finance Party under the Finance Documents shall at all times rank at least pari passu with all other present or future unsecured and unsubordinated Financial Indebtedness of such Obligor, except for obligations preferred by mandatory law applicable to companies generally.

22.11	At arm’s length trading

No Obligor shall (and the Company shall procure that no other member of the Group will) enter into transactions with any Affiliate other than on arm’s length terms.

22.12	Intellectual Property

Each Obligor shall (and the Company shall procure that any other member of the Group will) preserve and maintain the substance and validity of the Intellectual Property rights which are material to the business of the Group and, to the extent commercially reasonable to do so, take all necessary steps to prevent, or remedy, any infringement of the Intellectual Property rights in accordance with existing practice.

22.13	Limitation of granting of loans to third parties

No Obligor shall (and the Company shall procure that no other member of the Group will) grant or maintain any loan to third parties (including, for the avoidance of doubt, personnel) except for loans to personnel up to an aggregate amount of USD 1,000,000 for the Group.

22.14	Limitation of granting of loans to Joint Venture companies of the Group

No Obligor shall (and the Company shall procure that no other member of the Group will) grant or maintain any loan to Joint Venture companies of the Group, ownership of or other interest in which does not exceed 50 per cent., except for loans to such Joint Venture companies up to an aggregate amount of USD 5,000,000 for the Group.

22.15	Limitation on additional Financial Indebtedness

No Obligor shall (and the Company shall procure that no other member of the Group will) incur or maintain additional Financial Indebtedness (including contingent liabilities) except for the External Basket.

22.16	No material change in accounting principles

No Obligor shall (and the Company shall procure that no Material Subsidiary will)

(a)	change the accounting principles (in case of the Company whether on a stand-alone or on a consolidated basis) in any way materially adversely affecting the position of the Lenders under this Agreement, except if such changes are prescribed by law; and/or

(b)	prepare the financial statements pursuant to Clause 20.1 (Financial statements) in violation of Clause 20.3 (Requirements as to financial statements).

22.17	Limitation on distributions to shareholders

The Company shall not propose any distributions to its shareholders (such as dividend payments, payments in connection with capital reductions (Nennwertreduktionen), repayments of share capital, redemption of equity, payments in connection with minority compensations or similar (hidden) distributions) or buy back its own shares if the relevant distribution or share buy-back is, based on a pro-forma business plan, in conflict with the financial covenants pursuant to Clause 21 (Financial covenants).

22.18	Compliance with Swiss Tax Non-Bank Rules

Each Obligor shall at all times comply with all Swiss Tax Non-Bank Rules other than the Swiss Tax Ten Non-Qualifying Bank Creditor Rule provided that no Obligor shall be in breach of this undertaking if the relevant number of creditors is exceeded solely by reason of a breach by one or more Lenders of Clause 24.1 (Transfers by the Lenders) or Clause 24.2 (Conditions of transfer).

22.19	Hedging transactions

No Obligor shall (and the Company shall procure that no other member of the Group will) enter into hedging transactions other than hedging transactions carried out in the ordinary course of business and for non-speculative purposes.

22.20	Payment of Taxes

Each Obligor shall (and the Company shall procure that each other member of the Group will) pay any material Tax payable when it becomes due and payable, except where such payment is contested in good faith.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.16 (Acceleration)).

23.1	Non-payment

An Obligor or any Material Subsidiary does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 3 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the occurrence of such failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of an Obligor or a Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor or a Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor or a Material Subsidiary is cancelled or suspended by a creditor of the respective Obligor or Material Subsidiary as a result of an event of default (however described).

(d)	Any creditor of an Obligor or a Material Subsidiary becomes entitled to declare any Financial Indebtedness of the respective Obligor or Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 10,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	An Obligor or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor or a Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities) and as a result the relevant Obligor or Material Subsidiary is required under the applicable law to file for bankruptcy or to initiate any other insolvency proceedings.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor or Material Subsidiary.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or a Material Subsidiary other than a solvent liquidation, a reorganisation of a Material Subsidiary which is not an Obligor or a Group internal restructuring (except Group internal restructurings of any Obligor or any Material Subsidiary which require the consent of all Lenders);

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor or a Material Subsidiary;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or a Material Subsidiary or any of its assets; or

(d)	enforcement of any Security over any assets of an Obligor or a Material Subsidiary being worth more than USD 5,000,000 (or its equivalent in any other currency or currencies) or securing debt in an amount of more than USD 5,000,000 (or its equivalent in any other currency or currencies), or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.7 shall not apply to (i) any mere order to pay (Zahlungsbefehl) under Swiss law (which is contested in good faith) or to (ii) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 90 calendar days of commencement.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of USD 10,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 15 Business Days.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

23.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents.

23.11	Invalidity

Material parts of the Finance Documents become invalid or unlawful.

23.12	Business activities

An Obligor and/or a Material Subsidiary ceases or suspends or threatens to cease or suspend to carry on all or a substantial part of its business activities.

23.13	Repudiation

An Obligor repudiates a Finance Document.

23.14	Audit report

The auditors of the Group, a Material Subsidiary or of any Obligor make a material qualification and/or reservation in the audit report related to a (consolidated) financial statement of such Obligor, Material Subsidiary and/or the Group.

23.15	Material Adverse Effect

An event (or circumstances or series of events or circumstances) occurs which has a Material Adverse Effect.

23.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Transfers by the Lenders

(a)	Subject to this Clause 24, a Lender (the “Existing Lender”) may transfer any of its rights and obligations to a Qualifying Bank Creditor and, after an Event of Default has occurred and is continuing, to any person (in each case the “New Lender”). A Lender shall not assign (zedieren) its rights.

(b)	Nothing herein shall restrict a Lender to transfer its credit risk exposure under the Finance Documents to third parties domiciled in Switzerland or in other jurisdictions abroad by way of entering into derivative transactions, sub-participations or similar instruments with such third parties (each such transfer an “Exposure Transfer”), provided the relevant Exposure Transfer is of such kind that throughout the life of the respective contract or arrangement

(i)	the relationship between the Lender and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Lender or the Obligor);

(ii)	the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement;

(iii)	the other person will under no circumstances be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and

(iv)	the other person will not otherwise have any contractual relationship with, or rights against, the Obligor under or in relation to this Agreement.

For Exposure Transfers not meeting the requirements set out in this paragraph (b), the consent of the Company pursuant to Clause 24.2 (Conditions of transfer) is required unless an Event of Default is continuing.

24.2	Conditions of transfer

(a)	The consent of the Company is required for a transfer by an Existing Lender, unless

(i)	the transfer is to another Lender or an Affiliate of a Lender which is a Qualifying Bank Creditor; or

(ii)	an Event of Default has occurred and is continuing.

(b)	The consent of the Company to a transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 5 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to a transfer must not be withheld solely because the transfer may result in an increase to the Mandatory Cost.

(d)	A transfer shall be for an amount of not less than USD 5,000,000 (or its equivalent in an Optional Currency), or if more, an integral multiple of USD 1,000,000 (or its equivalent in an Optional Currency), unless

(i)	an Event of Default has occurred; or

(ii)	a Lender merely transfers its credit risk exposure and the relevant transferee will not become a creditor of, or otherwise acquire any direct rights against, and/or obligations towards, an Obligor, under the Finance Documents.

(e)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(h)	The New Lender agrees, by executing the relevant Transfer Certificate, that its identity and other information regarding its status as a Qualifying Bank Creditor, if applicable, is true and accurate in all material respects and may be disclosed to the Swiss Federal Tax Administration (if the latter so requests).

24.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of USD 5,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.7	Security over Lenders’ rights

(a)	In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time, charge, assign or otherwise create Security in or over (by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve or central bank except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents, or

(iii)	be made if, as a result of such charge, assignment or Security, the Swiss Tax Non-Bank Rules could no longer be complied with, unless an Event of Default has occurred and is continuing.

(b)	Each Lender herewith acknowledges that no such secured party may assign or transfer such Lenders’ rights (which are subject to any such charge, assignment or other Security) to any third party without the consent of the Company unless an Event of Default has occurred and is continuing, and each Lender herewith undertakes to communicate such restriction to the relevant secured party.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, neither in form of a transfer of assets (Vermögensübertragung) pursuant to art. 69 et seq. Swiss Merger Law nor otherwise.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	all the Lenders have consented to the Company’s request.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 24.6 (Copy of Transfer Certificate to Company), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Except as specifically provided in the Finance Documents, nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Confidential Transaction Description; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within 3 Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document). By indemnifying the Agent in accordance with this Clause 26.10 in respect of a payment to be made to the Agent by an Obligor, the relevant Lender (having indemnified the Agent) shall subrogate in the Agent’s claims against such Obligor for which the relevant Lender has indemnified the Agent.

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving 30 calendar days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 calendar days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents and in connection therewith each Obligor expressly releases the Agent from banking secrecy requirements and further confidentiality obligations.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than 5 Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and para. (a)(iii) of Clause 31.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Confidential Transaction Description and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to but without duplication in respect of any services covered by a fee paid or payable to the Agent under Clause 12 (Fees) or any Fee Letter.

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	subject to para. (h) of Clause 24.2 (Conditions of transfer) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor or if a Recovering Finance Party can set-off any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within 3 Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

Each Obligor acknowledges that each Lender is, for the purpose of such Sharing Payments, entitled to debit the account of each Obligor accordingly. For the avoidance of doubt, a Sharing Payment among the Lenders does not reduce or restrict the obligations of any Obligor under this Agreement in any way.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to EUR, in a principal financial centre in a Participating Member State or Zurich) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than 5 Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to EUR, in the principal financial centre of a Participating Member State or Zurich).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. Each Obligor waives its right to offset its payment obligations against any claim it may have against any Finance Party and/or any party acquiring rights under the Facility, even if such claim by way of set-off against any Lender, or any party acquiring rights under the Facility, may not be recoverable as a result of insolvency of the respective Party.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by electronic communication (including e-mail), fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company or any Obligor, that identified with its name below,

Rue du Sablon 2-4

1110 Morges

Switzerland

Attention:            Treasurer

E-mail:                treasury@logitech.com

with a mandatory copy to:

Logitech

6505 Kaiser Drive

Fremont CA 94555

USA

Attention:            General Counsel

Fax:                      +1-510-713-4645

E-mail:                cvalentine@logitech.com

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

Credit Suisse AG

Syndications, SGAF 3

Giesshübelstrasse 30

CH-8070 Zurich

Switzerland

Fax:            +41 (0)44 333 29 06

E-mail:       syndications.desk@credit-suisse.com

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than 5 Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been received by the relevant addressee; or

(iii)	if by way of e-mail, when it has been received by the relevant addressee,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Subject to paragraph (c) of this Clause, any communication to be made between the Agent, a Lender, an Obligor and any authorized recipient (in accordance with Clause 36.2 (Disclosure of Confidential Information)) under or in connection with the Finance Documents may be made by unencrypted electronic mail or other electronic means, if the Agent, the relevant Lender or the relevant Obligor:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication which agreement shall be deemed to be concluded by the execution of this Agreement or any Transfer Certificate;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent, a Lender and an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Notwithstanding the foregoing, any Resignation Letter, Transfer Certificate, Facility Extension Notice or notification of an Event of Default or acceleration and any other communication that by agreement has to be made in hard copy form shall be made by letter or by fax, if not otherwise stated (and not by electronic mail or other electronic means).

(d)	Any electronic communication made between the Agent, a Lender and an Obligor will be sent solely to the electronic mail address notified in accordance with paragraph (a) above. Unless and until notified to the contrary to the Agent, the respective Lender or Obligor authorises the Agent to communicate by electronic mail or other electronic means under or in connection with the Finance Documents and acknowledges the risks inherent to such electronic communication, including:

(i)	limited confidentiality: electronic mails or any other communication by electronic means may be susceptible without significant efforts to (systematic) interception by third parties and authorities;

(ii)	manipulation: the content and mail address of the sender of such communication and any attachments thereto may be susceptible to manipulation and unauthorised amendment by a third party or to (permanent or temporary) delays in the transmission of the respective communication;

(iii)	transmission failures: technical malfunctions may lead to amendments, deliveries to recipients other than the intended addressee, delays, or the deletion of such a communication or its attachments;

(iv)	lack of integrity: the recipient of such message may not be able to verify in a timely manner whether the sender of such a communication is authentic and whether the content of such a communication is not manipulated;

(v)	data corruption by viruses: viruses, worms, etc. may be transmitted by electronic communication and may cause significant damage to computer systems of the recipients.

(e)	The Agent does not represent or warrant that:

(i)	unsecured electronic communication will be received by the intended recipient without unauthorised change on time;

(ii)	an electronic communication indicating the Agent or any of its officers or staff as the sender has indeed been sent by the Agent or any of its officers or staff; and

(iii)	an electronic communication to the Agent will be read and proceeded on time.

(f)	The Agent reserves the right at any time to reject the receipt or processing of electronic communication, or make its receipt or processing dependent on certain conditions to be met.

(g)	The Agent will not be liable and, to the extent legally permitted, excludes any liability for damages incurred by a Lender, an Obligor or any other Party arising out of or in connection with the realisation of any risk inherent to the use of unsecured electronic communication (including as a result of any delay of an electronic communication or any interruption of IT systems).

(h)	The Obligors further acknowledge and agree that the password secured web-based platform of the third parties service provider Debtdomain (www.debtdomain.com) may be used for the purpose of the arrangement and syndication of the financing, and, if and when the loan documentation is concluded, the administration and operation of the financing by the Agent. The services are maintained by Debtdomain and are based outside Switzerland and, as a result, the Finance Parties are unable to guarantee data and confidentiality protection in connection with the financing. The Obligors herewith agree to comply, to the extent they are or become involved in the use of the services of Debtdomain, with the terms of use of Debtdomain.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment (other than an increase of a Commitment of one or more specific Lenders in connection with the Increase Feature);

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 19.17 (No use relating to a Sanctioned Country or Sanctioned Activity) or Clause 22.4 (No use relating to a Sanctioned Country or Sanctioned Activity);

(viii)	Clause 25.1 (Assignments and transfer by Obligors);

(ix)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35; or

(x)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity);

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arranger.

36.	CONFIDENTIALITY

36.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. For the avoidance of doubt, it shall not be a violation of this Agreement or the Finance Documents by the Company or any other Obligor if the Company or any other Obligor publicly discloses this Agreement, and/or the terms thereof, pursuant to the Company’s reporting obligations under applicable U.S. or Swiss securities laws and regulations, or otherwise pursuant to requirements of law or a judicial order.

36.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it transfers (or may potentially transfer) the rights and obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any Exposure Transfer in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.7 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

36.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

36.4	Waiver of Swiss banking secrecy

Each Obligor hereby releases each Finance Party and its Affiliates and each Finance Party hereby releases the other Finance Parties and their Affiliates from banking secrecy or any other data protection legislation for the purposes referred to in Clause 36.2 (Disclosure of Confidential Information) and, to the extent required, for the entering into, the administration, the maintenance and enforcement of the Finance Documents (or any other agreements or documents ancillary thereto), the performance of obligations or the enjoyment of rights thereunder or to the extent that any such act requires the transfer of data and information to third parties including, for the avoidance of doubt, any data or information transfer from and to abroad.

36.5	Entire agreement

This Clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this 36 (Confidentiality).

36.8	Continuing obligations

The obligations in this 36 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by Swiss law.

39.	ENFORCEMENT

39.1	Jurisdiction

Each of the Obligors and each of the Finance Parties agrees that any legal action arising out of or relating to this Agreement, including actions relating to disputes on the conclusion, validity or amendment of this Agreement, may be brought exclusively in the court(s) of Zurich, Switzerland, venue being Zurich 1, provided that nothing in this Agreement shall limit the right of the Finance Parties, or any of them, to commence any legal action against any Obligor and/or its assets in any other jurisdiction or to serve process in any matter permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the Finance Parties, or any of them, from taking proceedings in any other jurisdiction whether concurrently or not, to the extent legally permitted.

39.2	Service of process

Each Obligor domiciled outside of Switzerland appoints the Company as its agent to receive and acknowledge on its behalf service of process, summons, order, judgement or other notice of legal process in Switzerland under or in connection with any Finance Document. If for any reason the agent named above, or its successor, no longer serves as agent of such Obligor for this purpose, that Obligor shall promptly appoint a successor agent approved by the Agent and notify the Agent thereof. Until the Agent receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of that Obligor for the purpose of this Clause.

39.3	Special Domicile

Each Obligor domiciled outside of Switzerland herewith elects Zurich as its special domicile in Switzerland within the meaning of Art. 50 sec. 2 of the Swiss Code on Debt Collection and Bankruptcy for the purpose of discharging its obligations under or in connection with the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE PARTIES

Part I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Logitech International SA, Morges, Switzerland	CH-550-1007197-4

Name of Original Guarantor	Registration number (or equivalent, if any)
Logitech International SA, Morges, Switzerland	CH-550-1007197-4

Part II

The Original Lenders

Name of Original Lender	Commitment		Percentage
Credit Suisse AG	USD	60,000,000	24.00%
Banque Cantonale Vaudoise	USD	30,000,000	12.00%
Citibank N.A., London Branch	USD	30,000,000	12.00%
Raiffeisen Schweiz Genossenschaft	USD	30,000,000	12.00%
Zürcher Kantonalbank	USD	30,000,000	12.00%
Graubündner Kantonalbank	USD	20,000,000	8.00%
Banca dello Stato del Cantone Ticino	USD	15,000,000	6.00%
UBS AG	USD	15,000,000	6.00%
Migros Bank AG	USD	10,000,000	4.00%
Schaffhauser Kantonalbank	USD	10,000,000	4.00%

Total	USD	250,000,000	100.00%

Part III

The Lenders

(to be amended by the Agent in case of any changes resulting from the application of the

Increase Feature or any transfer pursuant to Clause 24 (Changes to the Lenders))

Name of Lender	Commitment		Percentage
Credit Suisse AG	USD	60,000,000	24.00%
Banque Cantonale Vaudoise	USD	30,000,000	12.00%
Citibank N.A., London Branch	USD	30,000,000	12.00%
Raiffeisen Schweiz Genossenschaft	USD	30,000,000	12.00%
Zürcher Kantonalbank	USD	30,000,000	12.00%
Graubündner Kantonalbank	USD	20,000,000	8.00%
Banca dello Stato del Cantone Ticino	USD	15,000,000	6.00%
UBS AG	USD	15,000,000	6.00%
Migros Bank AG	USD	10,000,000	4.00%
Schaffhauser Kantonalbank	USD	10,000,000	4.00%

Total	USD	250,000,000	100.00%

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions precedent to signing and initial Utilisation

1.	Original Obligors

(a)	An up-to-date officially certified (beglaubigt) extract from the commercial register, and the up-to-date articles of association (Statuten), and, if reasonably requested by the Agent, a copy of the management regulations (Organisationsreglement), if any, of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it executes the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Company (signed by Management) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)	A certificate of the Company (signed by Management) issued not earlier than two days prior to this Agreement, confirming the absence of a material adverse change in the business or financial condition of an Original Obligor or any Material Subsidiary or the business or consolidated financial condition of the Group since the date of the audited financial statements for the financial year ending on 31 March 2011.

(f)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

A legal opinion as to the laws of Switzerland of Baker & McKenzie Zurich, Swiss legal advisers to the Agent, substantially in the form distributed to and approved by the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A copy of this Agreement duly signed by the Original Obligors or to be signed by them simultaneously with the signing of the Agreement by the Finance Parties.

(b)	Confirmation by Management that each Representation is true in all material respects.

(c)	The audited balance sheets, profit and loss statements and the cash flow statements of the Company for the financial years ending on 31 March 2010 and 31 March 2011 respectively, both on a stand-alone and on a consolidated basis.

(d)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(e)	Evidence that the Finance Documents have been duly executed by all parties thereto and that they are valid, legal and enforceable.

(f)	Evidence that the fees, costs and expenses then due from the Obligors pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid within 10 calendar days upon being declared due.

(g)	An actual structure/legal chart of the Group.

(h)	An update on the external bank debt situation of the Group, showing the relevant borrower, the limits made available to that borrower and the amount which was utilized as well as any security granted according to Schedule 9 (Existing Security).

(i)	A confirmation by Management that no Default is continuing.

(j)	A list containing (i) any material pending litigation and/or (ii) threats expressed in writing of any imminent material litigation or other proceedings involving a member of the Group, it being understood that in case of civil actions, only litigations with a sum in dispute exceeding USD 10,000,000 (or its equivalent in another currency) shall be considered.

(k)	For the first Utilisation(s): Duly signed Utilisation Request(s) satisfactory to the Agent.

Part II

Conditions precedent required to be

delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by Management) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 (Conditions precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	A legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated substantially in the form distributed to and approved by the Lenders.

11.	If the proposed Additional Obligor is incorporated in a jurisdiction other than Switzerland, evidence that the process agent specified in Clause 39.2 (Service of process), if not the Company, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	Credit Suisse AG
Syndications, SGAF 3
Giesshübelstrasse 30
CH-8070 Zurich
Switzerland

Dated: [—]

Dear Sirs

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the

“Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[—]
Amount:	[—] or, if less, the Available Facility
Interest Period:	[—]
Account to be credited to:	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	We confirm that the [Repeating Representations]/[Representations]* are in all material respects true and accurate by reference to the facts and circumstances existing on the date of this Utilisation Request and the proposed Utilisation Date.

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for [name of relevant Borrower]

*	To be inserted in case of the initial Utilisation Request.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank and/or the Swiss Financial Market Supervisory Authority and/or the Swiss National Bank or, in either case, any other authority or institution which replaces all or any of their functions.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State or Switzerland will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank and/or the Swiss Financial Market Supervisory Authority and/or the Swiss National Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(d)	in relation to a Loan in GBP:

AB + C (B – D) + E × 0.01	per cent. per annum
100 – (A + C)

(e)	in relation to a Loan in any currency other than GBP:

E × 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in para. (a) of Clause 9.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per GBP 1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per GBP 1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank, the Swiss Financial Market Supervisory Authority or the Swiss National Bank (or, in either case, any other authority which replaces all or any of their functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	Credit Suisse AG
Syndications, SGAF 3
Giesshübelstrasse 30
CH-8070 Zurich
Switzerland

as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[—]

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the

“Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in para. (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The Existing Lender and the New Lender acknowledge and agree that as part of the transfer evidenced by this Transfer Certificate, the Existing Lender is transferring to the New Lender all or part of the Existing Lender’s rights and obligations under any Finance Document. In connection therewith, the New Lender accedes to any Finance Document, assumes all rights and obligations of any Finance Document as a Lender pursuant to the Agreement, and confirms, for the avoidance of doubt, that the Agent shall act for the New Lender with respect to any Finance Document in accordance with the terms thereof and of the Agreement.

5.	The New Lender acknowledges and confirms that neither of the Arranger, the Agent nor any other Existing Lender makes any representation or warranty and assumes no responsibility with respect to the Confidential Transaction Description as set forth in Clause 26.8 (Responsibility for documentation) and Clause 24.4 (Limitation of responsibility of Existing Lenders).

6.	The New Lender confirms, for the benefit of the Agent and any Obligor, that it is [a Qualifying Bank Creditor]/[not a Qualifying Bank Creditor]*.

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate governed by Swiss law.

9.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [—].

Credit Suisse AG

By:

*	Insertion only possible if (a) applicable and (b) an Event of Default has occurred and is continuing.

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	Credit Suisse AG
Syndications, SGAF 3
Giesshübelstrasse 30
CH-8070 Zurich
Switzerland

as Agent

From:	[Subsidiary] and Logitech International SA

Dated:	[—]

Dear Sirs

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the

“Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower and Guarantor]/[Guarantor] and to be bound by the terms and conditions of the Finance Documents as an Additional [Borrower and Guarantor]/[Guarantor] pursuant to [Clauses 25.2 (Additional Borrowers) and 25.4 (Additional Guarantors)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by Swiss law.

Logitech International SA	[Subsidiary]

By:	By:

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	Credit Suisse AG
Syndications, SGAF 3
Giesshübelstrasse 30
CH-8070 Zurich
Switzerland

as Agent

From:	[resigning Obligor] and Logitech International SA

Dated: [—]

Dear Sirs

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the

“Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that no Default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter is governed by Swiss law.

Logitech International SA	[Subsidiary]

By:	By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	Credit Suisse AG
Syndications, SGAF 3
Giesshübelstrasse 30
CH-8070 Zurich
Switzerland

as Agent

From:	Logitech International SA

Dated: [—]

Dear Sirs

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the

“Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We refer to

2.1.1	Attachment [A] of this Compliance Certificate setting out the calculation of the Net Senior Debt Ratio;

2.1.2	Attachment [B] of this Compliance Certificate setting out the calculation of the Interest Cover Ratio; and

2.1.3	Attachment [C] of this Compliance Certificate setting out the Adjusted Equity Ratio.

3.	We herewith certify that all of the financial covenants pursuant to 2.1.1 to 2.1.3 of this Compliance Certificate and terms and conditions of the Agreement have been complied with.

4.	We confirm that the Repeating Representations to be made by each Obligor are true in all material respects on the date of this Compliance Certificate.

5.	[We confirm that no Default is continuing.] *

Signed:
	[—]	[—]
	of	of
	Logitech International SA	Logitech International SA

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

ATTACHMENT A TO COMPLIANCE CERTIFICATE

Net Senior Debt Ratio

(All amounts in USD m)
1. Net Senior Debt Ratio	31.03.	30.06.	30.09.	31.12.
all Short Term Bank Debt
+ all Long Term Bank Debt
Total Bank Debt
+ Finance Lease Liabilities
+ receivables sold or discounted
+ all other Financial Indebtedness
- Cash and Cash Equivalents
Net Senior Debt
EBITDA reported
Net Senior Debt /EBITDA
Financial Covenants (Clause 21) on [date]	max. 2.75x	max. 2.75x	max. 2.75x	max. 2.75x

ATTACHMENT B TO COMPLIANCE CERTIFICATE

Interest Cover Ratio

(All amounts in USD m)
2. Interest Cover Ratio	31.03.	30.06.	30.09.	31.12.
EBIT
Interest Expense
+ all interest & other recurring financing charges
- all interest & other recurring financing charges
Net Interest Expense
EBIT / Net Interest Expense
Financial Covenants (Clause 21) on [date]	min. 5.0x	min. 5.0x	min. 5.0x	min. 5.0x

ATTACHMENT C TO COMPLIANCE CERTIFICATE

Adjusted Equity Ratio

(All amounts in USD m)
3. Adjusted Equity Ratio Logitech Group	31.03.	30.06.	30.09.	31.12.
Share Capital
+ Additional paid-in capital
- Shares in treasury
+/- Consolidated Retained Earnings / Losses
+ Minority Interest
Total Equity
Total Assets
Goodwill
(Equity - Goodwill) / (Assets - Goodwill)
Financial Covenants (Clause 21) on [date]	min. 35.0%	min. 35.0%	min. 35.0%	min. 35.0%

SCHEDULE 9

EXISTING SECURITY

Name of Obligor	Beneficiary	Security	Currency	Principal Amount	Principal Amount (in USD)
None	None	None	None	None	None

SCHEDULE 10

FORM OF CONFIDENTIALITY UNDERTAKING

From:	Credit Suisse AG Syndications, SGAF 3 Giesshübelstrasse 30 CH-8070 Zurich Switzerland

To:	[name of bank] [address] E-Mail: [•]

Dated:	[•]

Dear Sir or Madam

USD 250,000,000 Senior Revolving Credit Facility Agreement dated 23 December 2011

(the “Financing”) for Logitech Group

We, Credit Suisse AG (the “Bookrunner”), understand that you are considering participating in the Financing. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for in paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Financing;

c)	to use the Confidential Information only for the Permitted Purpose.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group if any person to whom the Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

b)	(i) if requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) if required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) if required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

c)	with the prior written consent of us and the Borrowers.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter so that we or the Borrowers may seek a protective or other appropriate remedy. In the event that such protective order or remedy is not obtained, you shall cause to be furnished only that portion of the Confidential Information that is legally required and shall disclose such information in a manner reasonably designed to preserve its confidential nature.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable mandatory law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body, or where the Confidential Information has been disclosed under paragraph 2(b) above. Further, you shall confirm in writing to have complied with the provisions of this clause.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (i) the date on which you become a party to the Facility Agreement or (ii) 12 months after the date of this letter.

6.	No Representation; Consequences of Breach, etc.

You acknowledge and agree that:

a)	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information and that any decision made pursuant to the provisions of the Confidential Information will be entirely at your own risk; and

b)	you shall be fully responsible to us or the members of the Group in respect of any breach of the obligations contained herein and to indemnify and hold us and the members of the Group harmless from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable legal fees and disbursements) arising directly or indirectly out of any breach of the provisions of this agreement by any member of the Participant Group.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the Confidential Information. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to disclose and/or use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Communication by electronic mail

Subject to this paragraph, any communication may be made and any document sent within the scope of this Agreement by electronic mail or other electronic means (e.g. Debtdomain), provided, that the parties concerned agree to such electronic communication as an accepted form of communication, which agreement shall be made by the execution and delivery of this Agreement and the acceptance thereof, unless and until notice of the revocation of such agreement shall have been given by a party concerned with respect to such party only. Subject to the last sentence of this paragraph, any electronic communication pertaining to the creation, modification or rescission of rights or obligations, shall only be made through secure channels that technically provide for the authentication of the sender and the integrity and confidentiality of the contents. Neither the Bookrunner nor you shall bear any responsibility or liability whatsoever for any damage suffered by any party concerned as a result of the use of electronic means of communication including, but not limited to, absent or insufficient confidentiality of communications or documents, absent or insufficient authenticity of sender identification and communication contents and attachments, falsified communications or documents, technically defective transmissions and the proliferation of any potentially harmful code such as computer viruses, trojans and worms. The Bookrunner shall have no responsibility or liability whatsoever that (i) electronic communications addressed to or sent by it shall authentically and timely arrive at the correctly stated address, (ii) electronic communications bearing a sender address indicating the Bookrunner or any of its employees as sender shall actually be sent by any of the employees of the Bookrunner, and (iii) electronic communications of a time-critical nature or imply any certain due date for any action shall be timely processed.

11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of Switzerland (to the exclusion of its rules on conflicts of laws), and any dispute arising out of or in connection with this letter (including the agreement constituted by your acknowledgement of its terms) shall be submitted to the exclusive place of the jurisdiction of Zurich, Switzerland.

12.	Definitions

In this letter (including the acknowledgement set out below):

“Borrowers” means the borrowers under the Financing.

“Confidential Information” means any information relating to Borrowers, the Group, any Subsidiary and the Financing including, without limitation, the confidential transaction description and information package(s) (if any), provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means Logitech International SA and each of its Subsidiaries;

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies;

“Permitted Purpose” means considering and evaluating whether to become a participant in the Financing; and

“Subsidiary” means, in relation to Logitech International SA, any company or corporation:

a)	which is controlled, directly or indirectly, by it; or

b)	more than half the issued (share) capital of which is beneficially owned, directly or indirectly, by it; or

c)	which is a subsidiary of another subsidiary of it,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully,

Credit Suisse AG

We acknowledge and agree to the above:

[name of bank]

by:
	[name]	[name]
	[title]	[title]

SCHEDULE 11

FORM OF LENDER ACCESSION LETTER

To:	Credit Suisse AG Syndications, SGAF 3 Giesshübelstrasse 30 CH-8070 Zurich Switzerland as Agent

From:	[The Acceding Lender] (the “Acceding Lender”) and Logitech International SA

Dated:	[•]

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Lender Accession Letter. It constitutes a Finance Document. Terms defined in the Agreement have the same meaning in this Lender Accession Letter unless given a different meaning in this Lender Accession Letter.

2.	We refer to Clause 2.1 (The Facility):

(a)	Based on the Increase Feature, the Company has solicited a commitment from the Acceding Lender, and the Acceding Lender accepts a commitment to lend under the Agreement in the amount of USD [•] (the “Acceding Lender’s Commitment”), and to accede to the Finance Documents as an additional Lender and Finance Party. Upon accession, the Acceding Lender’s Commitment shall constitute a Commitment pursuant to the Agreement.

(b)	The proposed date of accession (the “Accession Date”) of the Acceding Lender is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the Acceding Lender for the purposes of Clause 31.2 (Addresses) are the following:

[•].

3.	The Acceding Lender expressly acknowledges that the Agent shall not be obliged to execute this Lender Accession Letter unless it has received this Lender Accession Letter duly completed by the Acceding Lender and the Company and appearing on its face to comply with the terms of this Agreement and any other Finance Document, and once the Agent is satisfied the Acceding Lender has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations.

4.	The Acceding Lender acknowledges and confirms that neither of the Arranger, the Agent nor any other Existing Lender makes any representation or warranty and assumes no responsibility with respect to the Confidential Transaction Description as set forth in Clause 26.8 (Responsibility for documentation) and Clause 24.4 (Limitation of responsibility of Existing Lenders).

5.	The Acceding Lender herewith confirms, for the benefit of the Agent and any Obligor, that it is a Qualifying Bank Creditor.

6.	The Company herewith represents and warrants that upon accession of the Acceding Lender the Swiss Tax Twenty Non-Qualifying Bank Creditor Rule will still be complied with.

7.	This Lender Accession Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Lender Accession Letter.

8.	This Lender Accession Letter is governed by Swiss law. Any disputes arising out of or in connection with this Lender Accession Letter shall be brought exclusively in the court(s) of Zurich, Switzerland, venue being Zurich 1.

[Acceding Lender]	Logitech International SA

By:	By:

This Lender Accession Letter is accepted by the Agent and the Accession Date is confirmed as [•].

Credit Suisse AG

By:

SCHEDULE 12

FORM OF ADDITIONAL COMMITMENT LETTER

To:	Credit Suisse AG Syndications, SGAF 3 Giesshübelstrasse 30 CH-8070 Zurich Switzerland as Agent

From:	[The Existing Lender] (the “Existing Lender”) and Logitech International SA

Dated:	[•]

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the “Agreement”)

1.	We refer to the Agreement. This is an Additional Commitment Letter. It constitutes a Finance Document. Terms defined in the Agreement have the same meaning in this Additional Commitment Letter unless given a different meaning in this Additional Commitment Letter.

2.	We refer to Clause 2.1 (The Facility):

(a)	Based on the Increase Feature, the Company has solicited from the Existing Lender an additional commitment to lend under the Agreement and the Existing Lender agrees to increase its Commitment to a new amount of USD [•] (the “Existing Lender’s Increased Commitment”). The Existing Lender’s Increased Commitment constitutes, as from the Effective Date of this Additional Commitment Letter, the new Commitment of the Existing Lender.

(b)	The proposed effective date of this increase (the “Effective Date”) is [•].

3.	This Additional Commitment Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Additional Commitment Letter.

4.	This Additional Commitment Letter is governed by Swiss law. Any disputes arising out of or in connection with this Additional Commitment Letter shall be brought exclusively in the court(s) of Zurich, Switzerland, venue being Zurich 1.

[Existing Lender]	Logitech International SA

By:	By:

This Additional Commitment Letter is accepted by the Agent and the Effective Date is confirmed as [•].

Credit Suisse AG

By:

SCHEDULE 13

FACILITY EXTENSION NOTICE

[Letterhead of the Company]

To:	Credit Suisse AG Syndications, SGAF 3 Giesshübelstrasse 30 CH-8070 Zurich Switzerland as Agent

From:	Logitech International SA

Dated:	[•]

Dear Sirs

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the “Agreement”)

1.	We refer to the Agreement. This is the Facility Extension Notice. Terms defined in the Agreement have the same meaning when used in this Facility Extension Notice unless given a different meaning in this Facility Extension Notice.

2.	We refer to Clause 7.3 (Extension of Facility) and wish to request that you, in your capacity as Agent under the Agreement, notify the Lenders in order to obtain the consent (the “Requested Consent”) of the Lenders to an extension of the Facility until the Extended Termination Date.

3.	In order to obtain the Requested Consent of the Lenders as described above under Clause 2 of this Facility Extension Notice please ask all Lenders to countersign a copy of Annex I to this Facility Extension Notice and notify us about the decision of the Lenders within 15 Business Days after receipt of this Facility Extension Notice.

4.	We confirm that the Repeating Representations are true and correct, and the undertakings pursuant to Clause 20 (Information undertakings) and Clause 22 (General undertakings) are complied with.

5.	We confirm that no Default is continuing.

Signed:
	[•]	[•]
	of	of
	Logitech International SA	Logitech International SA

Annex I to Facility Extension Notice

[Letterhead of relevant Lender]

To:	Credit Suisse AG Syndications, SGAF 3 Giesshübelstrasse 30 CH-8070 Zurich Switzerland as Agent

From:	[Lender]

Dated:	[•]

Dear Sirs

Logitech Group – USD 250,000,000 Facility Agreement dated 23 December 2011 (the “Agreement”)

1.	We refer to the Facility Extension Notice dated [•] and relating to the Agreement.

2.	[We consent to the Requested Consent (as defined in the Facility Extension Notice). / We do not consent to the Requested Consent. *]

[Existing Lender]

By:

*	Please delete as appropriate.

SCHEDULE 14

TIMETABLES

In this Schedule 14

“BD” means Business Day

“UD” means Utilisation Date, or, in relation to a Loan already made, the first day of a subsequent Interest Period

“QD” means Quotation Day

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	Not applicable with respect to Loans in EUR, CHF or GBP. For Loans in another Optional Currency, the following applies:

UD-5 BD 11:00 a.m. Zurich time

Delivery of a duly completed Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request)	UD-5 BD 10:00 a.m. Zurich time

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	UD-2 BD 11:00 a.m. Zurich time

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	UD-3 BD 12:00 a.m. Zurich time

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	QD 10:00 a.m. Zurich time

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	QD 05:30 p.m. Zurich time

LIBOR is fixed	QD 11:00 a.m. London time

Not applicable with regard to Loans in EUR

EURIBOR is fixed	QD 11:00 a.m. Brussels time

Only applicable for Loans in EUR

As Original Borrower

Logitech International SA

by:	“Erik K. Bardman”	“Joe Greenhalgh”
	Erik K. Bardman	Joe Greenhalgh

As Company

Logitech International SA

by:	“Erik K. Bardman”	“Joe Greenhalgh”
	Erik K. Bardman	Joe Greenhalgh

As Guarantor

Logitech International SA

by:	“Erik K. Bardman”	“Joe Greenhalgh”
	Erik K. Bardman	Joe Greenhalgh

As Arranger

Credit Suisse AG

by:	“ Reto Brägger”	“Bruno Fischer”
	Reto Brägger	Bruno Fischer

As Agent

Credit Suisse AG

by:	“Diego Vieli”	“Barbara Giovani”
	Diego Vieli	Barbara Giovani

As Original Lenders

Credit Suisse AG

by:	“ Reto Brägger”	“Bruno Fischer”
	Reto Brägger	Bruno Fischer

Banque Cantonale Vaudoise

by:	“Grégoire Borlat”	“Philippe Michelet”
	Grégoire Borlat	Philippe Michelet

Citibank N.A., London Branch

by:	“Mathieu Gelis”
Mathieu Gelis

Raiffeisen Schweiz Genossenschaft

by:	“Andreas Rupp”	“Andreas Schittenhelm”
	Andreas Rupp	Andreas Schittenhelm

Zürcher Kantonalbank

by:	“Arno Poltera”	“Sonja Klein”
	Arno Poltera	Sonja Klein

Graubündner Kantonalbank

by:	“Gian Reto Josty”	“Fritz Beiner”
	Gian Reto Josty	Fritz Beiner

Banca dello Stato del Cantone Ticino

by:	“A. Martignoni”	“M. Penzavalli”
	A. Martignoni	M. Penzavalli

UBS AG

by:	“Yves Ducrey”	“Patrizia Manganiello”
	Yves Ducrey	Patrizia Manganiello

Migros Bank AG

by:	“U. Baumann”	“Denes Kovacs”
	U. Baumann	Denes Kovacs

Schaffhauser Kantonalbank

by:	“U. Schärrer”	“René Basler”
	U. Schärrer	René Basler